77Q1.     Exhibits

(g) Form of Agreement and Plan of Reorganization among Separate Account 10 of Integrity Life Insurance Company, Separate Account II of Integrity Life Insurance Company and Touchstone Variable Series Trust

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                    AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization (the "Agreement"), entered into this ____ day of _________, 2003, by and among Separate Account Ten of Integrity Life Insurance Company ("Separate Account Ten"), Separate Account II of Integrity Life Insurance Company ("Separate Account II", and, together with Separate Account Ten, the "Accounts"), both separate accounts and integral parts of Integrity Life Insurance Company ("Integrity"), a stock life insurance company organized and existing under the insurance laws of the State of Ohio, with its principal place of business at 515 West Market Street, Louisville, Kentucky 40202, and Touchstone Variable Series Trust (the "Trust"), a business trust organized and existing under the laws of the State of Massachusetts, with its principal place of business at 221 East Fourth Street, Cincinnati, Ohio 45202.

         WHEREAS, the Trust is a series mutual fund consisting of twelve separate portfolios, including the Touchstone Enhanced 30 Fund (the "Fund"), and is registered with the Securities and Exchange Commission (the "Commission") as an open-end, management investment company under the Investment Company Act of 1940 (the "1940 Act");

         WHEREAS, Separate Account Ten is registered with the Commission as an open-end, non-diversified management investment company under the 1940 Act;

         WHEREAS, Separate Account II is registered with the Commission as a unit investment trust that is divided into investment divisions, each of which invests in the shares of an open-end management investment company;

         WHEREAS, the Enhanced 30 Investment Division of Separate Account II invests all of its assets in the Fund;

         WHEREAS, this transaction is being characterized as a "reorganization" although the Accounts are integral parts of Integrity and are not separate corporate entities;

         WHEREAS, the Board of Managers of Separate Account Ten, having concluded that the reorganization is in the best interests of Separate Account Ten and that the interests of Separate Account Ten's existing unitholders will not be diluted as a result of the reorganization, has unanimously approved Separate Account Ten's reorganization into an investment division of Separate Account II investing exclusively in shares of the Fund;

         WHEREAS, the Board of Trustees of the Trust has unanimously determined that the transactions contemplated herein will be in the best interests of the Fund and its shareholders, and the Board of Managers and the Board of Trustees have each authorized the actions contemplated by this Agreement; and

         WHEREAS, in accordance with the rules and regulations of Separate Account Ten and any other applicable statutory provisions, the Agreement is conditioned upon approval of the reorganization by persons holding the voting interests under contracts funded by Separate Account Ten (hereinafter the "contractholders"), at a meeting called for that purpose, or any adjournments thereof.

         NOW THEREFORE, in consideration of the mutual promises made herein, the parties hereto agree as follows:
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                                    ARTICLE I
                                  CLOSING DATE

         SECTION 1.01. The reorganization contemplated by this Agreement shall be effective on December 12, 2003, or at such other date as may be mutually agreed upon by all parties to this Agreement (the "Closing Date"). The time on the Closing Date as of which the reorganization is consummated is referred to hereinafter as the "Effective Time."

         SECTION 1.02. The parties agree to use their best efforts to obtain all regulatory and contractholder approvals and perform all other acts necessary or desirable to complete the reorganization as of the Closing Date.

                                   ARTICLE II
                                 REORGANIZATION

         SECTION 2.01. As of the Effective Time, Integrity, on behalf of Separate Account Ten will transfer all of Separate Account Ten's net assets as set forth in paragraph 2.02 to the Fund in exchange for full and fractional shares of the Fund based upon the value of the net assets of Separate Account Ten and the net asset value of the Fund as of the close of the business day immediately preceding the Closing Date (such time and date hereinafter called the "Valuation Date"). The number of shares of the Fund to be issued to Separate Account Ten in exchange will be determined by dividing the value of the net assets received from Separate Account Ten by the net asset value of the Fund shares. These valuations shall be computed using the valuation procedures set forth in Separate Account Ten's and the Fund's then current prospectus and statement of additional information or such other valuation procedures as shall be mutually agreed upon by the parties.

         SECTION 2.02. The assets of Separate Account Ten to be acquired by the Fund shall consist of all property, including, without limitation, all cash, securities, commodities, interests in futures and dividends or interest receivables, that is owned by Separate Account Ten and any deferred or prepaid expenses shown as an asset on the books of Separate Account Ten on the Closing Date.

         Separate Account Ten has provided the Fund with its most recent unaudited financial statements, which contain a list of all of Separate Account Ten's assets as of the date thereof. Separate Account Ten hereby represents that as of the date of the execution of this Agreement there have been no material changes in its financial position as reflected in said financial statements other than those occurring in the ordinary course of its business in connection with the purchase and sale of securities and the payment of its normal operating expenses. Separate Account Ten reserves the right to sell any of such securities, but will not, without the prior written approval of the Fund, acquire any additional securities other than securities of the type in which the Fund is permitted to invest.

         The Fund will, within a reasonable time prior to the Closing Date, furnish Separate Account Ten with a list of the securities, if any, on Separate Account Ten's list referred to in the first sentence of the prior paragraph that do not conform to the Fund's investment objectives, policies, and restrictions. Separate Account Ten will, within a reasonable period of time (not less than 30 days) prior to the Closing Date, furnish the Fund with a list of its portfolio securities and other investments. In the event that Separate Account Ten holds any investments that the Fund may not hold, Separate Account Ten, if requested by the Fund, will dispose of such securities prior to the Closing Date. In addition, if it is determined that Separate Account Ten and the Fund portfolios, when aggregated, would contain investments exceeding certain percentage limitations imposed upon the Fund with respect to such investments, Separate Account Ten, if requested by the Fund, will dispose of a sufficient amount of such investments as may be necessary to avoid violating such limitations as of the Closing Date.
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        Notwithstanding the foregoing, nothing herein will require
Separate Account Ten to dispose of any investments or securities if, in the reasonable judgment of Separate Account Ten, such disposition would violate Separate Account Ten's fiduciary duty to its shareholders.

         SECTION 2.03. As of the Effective Time, Integrity on behalf of Separate Account Ten shall cause the shares Separate Account Ten receives from the Trust pursuant to Section 2.01 above to be transferred to and duly and validly recorded and held on the records of Separate Account II as assets of its Enhanced 30 Investment Division such that the contractholders' interests in the Enhanced 30 Investment Division will then be equivalent to their former interests in Separate Account Ten. Separate Account II will issue to Separate Account Ten units of the Enhanced 30 Investment Division equal in value to the shares received. Separate Account Ten will redeem its outstanding units in exchange for units of the Enhanced 30 Investment Division of Separate Account II of equal value. Integrity shall take all actions necessary to ensure that such interests in the Enhanced 30 Investment Division, immediately following the Effective Time, are duly and validly recorded on the contractholders' individual account records. The unit value of the Enhanced 30 Investment Division will be determined consistent with the formula for unit values contained in the contracts participating in the Accounts. Such unit values will be determined without regard to the determination of unit values of any other investment division of Separate Account II. After the Effective Time, Integrity shall thereafter file with the Commission an application to deregister Separate Account Ten under Section 8(f) of the 1940 Act.

         SECTION 2.04. The Fund shares to be issued hereunder shall be issued in open account form by book entry without the issuance of certificates. Each Fund share that is issued pursuant to Section 2.01 above will be deemed to have been issued for a consideration equal to the net asset value of the Fund on the Valuation Date.

         SECTION 2.05. If, at any time after the Closing Date, the Trust or Integrity shall determine that any further conveyance, assignment, documentation or action is necessary or desirable to complete the reorganization contemplated by this Agreement or confirm full title to the assets transferred, the appropriate party or parties shall execute and deliver all such instruments and take all such actions.

                                   ARTICLE III
                            WARRANTIES AND CONDITIONS

         SECTION 3.01. The Accounts, Integrity, and the Trust, as appropriate, make the following representations and warranties, which shall survive the closing of the reorganization:

                  (a) There are no suits, actions or proceedings pending or threatened against any party to this Agreement which, to its knowledge, if adversely determined, would materially and adversely affect its financial condition, the conduct of its business or its ability to carry out its obligations hereunder;

                  (b) There are no investigations or administrative proceedings by the Commission or by any insurance or securities regulatory body of any state, territory or the District of Columbia pending against any party to this Agreement which, to its knowledge, would lead to any suit, action or proceeding that would materially and adversely affect its financial condition, the conduct of its business or its ability to carry out its obligations hereunder.

                  (c) Should any party to this Agreement become aware, prior to the Effective Time, of any suit, action or proceeding, of the types described in paragraphs (a) or (b) above, instituted or commenced against it, such party shall immediately advise all other parties to this Agreement;
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                  (d) Immediately prior to the Effective Time, Integrity shall have valid and unencumbered title to the portfolio assets of Separate Account Ten, except with respect to those assets for which payment has not yet been made; and

                  (e) Each party shall make available all information concerning itself which may be required in any application, registration statement or other filing with a governmental body to be made by the Trust, by Integrity, or by the Accounts, or any or all of them, in connection with any of the transactions contemplated by this Agreement and shall join in all such applications or filings, subject to reasonable approval by their counsel. Each party represents and warrants that all of such information so furnished shall be correct in all material respects and that it shall not omit any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

         SECTION 3.02. The obligations of the parties hereunder shall be subject to satisfaction of each of the following conditions.

                  (a) The representations contained herein shall be true as of the Effective Time with the same effect as though made at such time, and such parties shall have performed all obligations required by this Agreement to be performed by each of them prior to such time;

                  (b) The Commission shall not have issued an unfavorable advisory report under Section 25(b) of the 1940 Act or instituted any proceeding seeking to enjoin consummation of the reorganization contemplated hereby;

                  (c) The Trust and Separate Account II shall make such filings with the Commission under the Securities Act of 1933 (the "1933 Act") as are deemed necessary or desirable in connection with the reorganization contemplated by this Agreement;

                  (d) At a contractholders' meeting called for such purposes (or any adjournments thereof), this Agreement, and the reorganization contemplated hereby, shall have received the required approval from contractholders with interests in Separate Account Ten;

                  (e) The Board of Trustees of the Trust shall have taken the following actions at a meeting duly called for such purposes:

                           (1) approve this Agreement and adopt it as a valid obligation of the Trust and legally binding upon it; and

                           (2) authorize the issuance by the Trust of shares at
                  net asset per share value on the Closing Date in exchange for the portfolio assets of Separate Account Ten as contemplated by this Agreement.

                  (f) At a meeting of the shareholders of the Fund called for such purpose (or any adjournments thereof) the shareholders will have approved a change in the Fund's subclassification under the 1940 Act from a diversified company to a non-diversified company; and

                  (g) Each party shall have furnished, as reasonably requested by any other party, other legal opinions, officers' certificates, incumbency certificates, certified copies of board and committee resolutions, good standing certificates, and other closing documentation as may be appropriate for a transaction of this type.
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                                   ARTICLE IV
                 COVENANTS OF THE FUND AND SEPARATE ACCOUNT TEN

         SECTION 4.01. The Fund and Separate Account Ten each will operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include customary dividends and distributions.

         SECTION 4.02. Separate Account Ten will call a meeting of its contractholders to consider and act upon this Agreement and to take all other action necessary to obtain approval of the transactions contemplated herein.

         SECTION 4.03. Separate Account Ten covenants that the Fund shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof other than in accordance with the terms of this Agreement.

         SECTION 4.04. Separate Account Ten will assist the Fund in obtaining such information as the Fund reasonably requests concerning the beneficial ownership of Separate Account Ten units.

         SECTION 4.05. Subject to the provisions of this Agreement, the Fund and Separate Account Ten will each take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including any actions required to be taken after the Closing Date.

                                    ARTICLE V
                                    EXPENSES

         SECTION 5.01. Except as otherwise provided herein, all expenses of the transactions contemplated by this Agreement incurred by Integrity and Separate Account Ten and the Trust, whether incurred before or after the date of this Agreement, will be borne by Touchstone Advisors, Inc. or one of its affiliates. Such expenses include, without limitation, (a) expenses incurred in connection with the entering into and the carrying out of the provisions of this Agreement,
(b) expenses associated with the preparation and filing of the registration statement under the 1933 Act covering the Fund shares to be issued pursuant to the provisions of this Agreement, (c) postage, (d) printing, (e) accounting fees, (f) legal fees, and (g) solicitation costs of the transaction. Notwithstanding the foregoing, the Trust shall pay its own federal registration fees.

                                   ARTICLE VI
                                   TERMINATION

         SECTION 6.01. This Agreement may be terminated and the reorganization abandoned at any time prior to the Effective Time, notwithstanding approval by contractholders,

                  (1)      by mutual consent of the parties hereto;

                  (2)      by any of the parties if any condition set forth in
          Section 3.02 has not been fulfilled by the other parties;

                  (3) by any of the parties if the reorganization does not occur as of January 31, 2004 and no subsequent date can be mutually agreed upon.
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         SECTION 6.02. At any time prior to the Effective Time, any of the terms or conditions of this Agreement may be waived by the party or parties entitled to the benefit thereof if such waiver will not have a material adverse effect on the interests of the contractholders or shareholders of the Trust.

                                   ARTICLE VII
                                     GENERAL

         SECTION 7.01. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year set forth above.

SEPARATE ACCOUNT TEN OF INTEGRITY LIFE INSURANCE COMPANY
SEPARATE ACCOUNT II OF INTEGRITY LIFE INSURANCE COMPANY

BY INTEGRITY LIFE INSURANCE COMPANY


By: ____________________________
Name: _________________________
Title: __________________________


TOUCHSTONE VARIABLE SERIES TRUST


By: ____________________________
Name: _________________________
Title: __________________________